Exhibit 4.2

Office Lease

The original version in Chinese shall prevail. The English version just for reference only

Lessor: Shanghai Ningsheng Enterprise Management Group Co., Ltd. (hereinafter referred to as Party A)

Lessee: Fintech (Shanghai) Digital Technology Co., Ltd. (hereinafter referred to as Party B)

In accordance with the provisions of the contract law of the people’s Republic of China, the regulations of Shanghai Municipality on Housing leasing (hereinafter referred to as the regulations) and other laws and regulations, Party A and Party B, on the basis of equality, voluntariness, fairness and good faith, have reached an agreement through consultation on the matters that Party B rents the housing that Party A can legally rent

Article 1 rental housing

l.	Basic information of the house Location: building C9, No. 99, Danba Road, Putuo District, Shanghai Location of the rental house: on the fourth and a half floors, the electricity and network shall be arranged for Party B (Note: ensure that the network cable port from the desktop to the computer room is unobstructed), and Party B shall be responsible for the specific opening matters.

2.	Party A, as the other obligee stipulated by the law of the house, has established a lease relationship with Party B. before signing this contract, Party A has told Party B to set up a mortgage for the house. Meanwhile, during the duration of the above lease relationship, Party A is responsible for providing water and electricity, property and one open broadband during the use of the house; Party B declares that it has fully understood the ownership, current situation and surrounding site of the house before signing this contract, and is willing to bear all risks related to the house and the site.

3.	the use scope, conditions and requirements of the public or shared parts of the house, the existing decoration, auxiliary facilities and equipment conditions, and the contents, standards and relevant matters to be agreed upon by Party A for Party B self decoration and additional auxiliary facilities shall be listed by Party A and Party B respectively in Appendix I of this contract.

Article 2 purpose of lease

1.	Party B promises to Party A that it will rent the house for office use and abide by the laws and regulations of the state and this Municipality on the use of the house and property management.

2.	Party B guarantees that it will not change the use purpose as agreed above without the written consent of Party A and the approval of relevant departments as required.

Article 3 delivery date and lease term

l.	Party A and Party B agree that the lease term of the house shall be from May, 2009 to LQ, 2014, totaling months, and Party A shall deliver the house to Party B for use on the date of destruction of the house.

2.	upon the expiration of the lease term, Party A has the right to recover the house, and Party B shall return it as scheduled. If Party B wants to continue to lease the house, it shall inform Party A in writing one month before the expiration of the lease term, and both parties shall sign a new lease contract with the consent of Party A.

Article 4 rent, payment method and time limit

l.	Party A and Party B agree that the monthly rent of the house is 80000 yuan (in words: only RMB ten thousand yuan); the monthly rent includes the property fee, water and electricity fee, office equipment value-added tax invoice tax. If Party B needs a special VAT invoice, other taxes incurred shall be borne by Party B.

2.	From October 20, 2021 to October 19, 2023, the rent increases by 5% on the basis of the previous standard, which is RMB 84000 / month (in words: RMB four thousand only).

3.	Party B shall pay Party A every month before. In case of overdue payment, Party B shall pay liquidated damages at 5% of the unpaid rent for one day overdue.

4.	Party B shall pay the rent as follows: the rent shall be paid in advance, and the payment method shall be: monthly payment, bank transfer or payment

Account designated by Party A

Bank of deposit of Party A: Industrial Bank Shanghai Peoples Square

Branch Account Name: Shanghai Ningsheng Enterprise Management Group Co., Ltd

account number: 216290100124723

Article 5 deposit and other expenses

1.	Within days after signing this contract, Party B shall pay Party A the rent of RMB 178707 equivalent to one month of the lease term of this contract, and Party A shall issue a receipt to Party B after receiving the rent.

When the lease relationship is terminated, the house rental deposit collected by Party A shall be used to offset the expenses agreed in the contract to be borne by Party B, and the remaining part shall be returned to Party B without interest within seven legal working days after the termination date of the lease relationship.

2.	During the lease period, Party B shall bear the parking fee, network and other expenses incurred in using the house.

Article 6 use requirements and maintenance responsibilities of the house

l.	During the lease period, Party B shall reasonably use and take good care of the house and its ancillary facilities. In case of any damage or failure of the house and its ancillary facilities, Party B shall promptly notify Party A to repair them. Party A shall maintain the house and its ancillary facilities within working days after receiving the notice from Party B

If the repair is not carried out within the time limit, Party B may carry out the repair on behalf of Party A at the expense of Party A.

2.	during the lease period, if the house and its auxiliary facilities are damaged or malfunctioned due to Party B’s improper or unreasonable use, Party B shall be responsible for the maintenance. If Party B refuses to repair, Party A may repair on behalf of Party B, and the cost shall be borne by Party B.

3.	During the lease period, Party A shall guarantee the normal serviceable and safe condition of the house and its auxiliary facilities. In case that Party A conducts inspection and maintenance of the house, it shall notify Party B in advance of working days, and Party B shall cooperate in the inspection and maintenance. Party A shall reduce the impact on Party B’s use of the house.

4.	in addition to the appendix of this contract, if Party B needs to decorate or add additional auxiliary facilities and equipment, it shall obtain the written consent of Party A in advance, and if it is approved by the relevant department according to the regulations, it shall also be reported to the relevant department for approval according to the regulations before proceeding. Party B shall be responsible for the additional auxiliary facilities and equipment and their maintenance responsibilities.

5.	Party B’s employees, agents, contractors, invitees, customers, visitors in the rental housing and the overall property

Activities within the enclosure shall comply with relevant laws and regulations and Party A’s property management regulations. The appellant violated the law and arrow-

Party A or any third party’s personal and property losses caused by laws and regulations, Party A’s property management regulations and this contract

Party B shall be liable for compensation. If Party B fails to make compensation or fails to make compensation in time and in full, it shall be deemed as a breach of contract under this contract, and shall be liable for breach of contract and maintenance.

6.	during the lease term, without the written consent of Party A, Party B shall not install, transform or add water supply and drainage equipment, wires or install any other equipment or devices, so as to require additional wires and water pipes, or within the lease area (external doors, windows, walls, cabinets, public stairs, corridors, lobbies, bathrooms, etc.) post and issue advertisements and signs, place, stack and hang any objects, strictly store inflammable and explosive dangerous goods, and strictly prevent fire. Otherwise, Party A has the right to deal with these objects, unilaterally terminate the contract, and Party B shall be responsible for compensation and maintenance of the losses caused to Party A or the third party.

Article 7 state of the house at the time of return

l.	In addition to Party A’s consent to Party B’s renewal of the lease, Party B shall return the house on the day after the expiration of the lease of this contract. In case of overdue return of the house without Party A’s consent, Party B shall pay Party A the occupancy and use fee of the house at double daily rent for each overdue day.

2.	Party B shall return the leased house to Party A in good condition, and Party A and Party B shall jointly check the leased house and its supporting facilities to ensure the state of the house delivered by Party A to Party B (except normal loss). When returning the house, it shall be accepted by Party A, and each party shall settle its own expenses.

Article 8 sublease, transfer and exchange

l.	During the lease term, Party B shall not sublease, transfer, sublease, lend, associate, share or exchange with others.

2.	during the lease term, if Party B really needs to transfer the house to others for use, it must consult with Party A in advance

Party B shall obtain Party A’s written consent, otherwise Party A shall have the right to take back the house immediately and terminate this contract.

Article 9 change, cancellation and termination of the contract

(1)	Party A and Party B agree that in case of any of the following circumstances during the lease term, this contract shall be terminated and both parties shall not be liable for each other:

1.	the land-use right within the occupied area of the house is recovered in advance according to law;

2.	the house is expropriated according to law due to the social and public interests;

3.	the house is listed in the scope of house demolition permit according to law due to the need of urban construction;

4.	The house is damaged, lost or identified as a dangerous house;

(2)	Both parties agree that if one party has any of the following circumstances, it shall be deemed as a breach of contract. The observant party may notify the breaching party in writing to terminate this contract. The breaching party shall bear the responsibility according to law. The breaching party shall pay the other party the annual rent as liquidated damages. If the liquidated damages are not enough to make up for the other party’s losses, it shall make up for them.

l.	Party B fails to or fails to pay Party A the initial rent, deposit or other initial expenses in full;

2.	Party B fails to deliver the house on time due to Party A’s own reasons and fails to deliver the house within 1 month after Party B’s urging;

3.	Party B causes damage to the main structure of the house;

4	Party B fails to pay the rent for more than half a month (including half a month)

5.	Party B uses the house to store dangerous goods, carry out illegal criminal activities or operate projects that affect the surrounding environment and damage the public interest without permission;

6.	Party B subleases, transfers, subleases, lends, associates, shares or exchanges with others without authorization;

Article 10 liability for breach of contract

l.	During the lease period, if Party A cancels this contract without authorization and takes back the house in advance, Party A shall pay Party B the annual 3-month rent as liquidated damages.

2.	during the lease period, if Party B withdraws the lease without permission in the middle of the lease period, it shall compensate Party B for such withdrawal

Cause Party A’s loss of all rents (the standard is the rent amount of this contract) during the empty warehouse period. And pay Party A 3-month rent as liquidated damages.

3.	if Party B delays in paying the rent and the relevant fees stipulated in the contract, Party B shall pay Party A the late fee at the rate of 0.5% of the total annual rent and other overdue fees per day for each day overdue.

4.	if the contract is terminated due to Party B’s breach of contract, Party A shall not be liable for any compensation and compensation for the renovation, reconstruction, decoration and other investment.

Article 11 other provisions

l.	During the lease term, Party A shall only be responsible for the property insurance of the house and buildings, while Party B shall be responsible for the insurance of its own equipment, property, storage goods and employees, including but not limited to the thousand property all risks insurance and liability insurance. If Party A and Party B fail to purchase the above insurance, all compensation and liability arising therefrom shall be borne by the buyer.

2.	during the lease period, the contract is terminated due to force majeure, including but not limited to the relocation of thousands of municipalities, state administrative intervention, demolition and construction of district and county governments and other reasons, which cause the leased house unable to continue to be used. Party A and Party B shall return the corresponding deposit in accordance with Clause 1 of Article 5 of this contract, and Party A shall not bear any liability and expenses for breach of contract.

3.	for matters not covered in this contract, both parties can reach an agreement through consultation and conclude a supplementary agreement, which has the same effect as this contract.

4.	When signing this contract, both parties shall clearly understand their respective responsibilities and rights, and are willing to strictly implement the contract. If one party violates the contract, the observant party has the right to claim for compensation or terminate the contract in accordance with the contract.

5.	any dispute arising from the performance of this contract by both parties shall be settled through consultation; if the negotiation fails, a lawsuit may be brought to the local people’s court where the lease is located according to law.

6.	Party B undertakes not to engage in any business in violation of national laws and regulations, otherwise it will be deemed as breach of contract, and all losses caused shall be borne by Party B itself, which has nothing to do with Party A. if any loss is caused to Party A, Party B shall make compensation.

7.	during the lease term, Party B shall be fully responsible for all matters (including personal safety) occurring in the house, which has nothing to do with Party A.

8.	opening hours of Party A’s air conditioner: 9:00 a.m. to 18:00 p.m. Monday to Friday; Party A has the right to inspect before Party B leaves work Check the switch of air conditioner;

9	After the expiration of the lease term, if the office furniture and auxiliary facilities provided by Party A are damaged artificially, Party A has the right to recover from Party B, We have the right to deduct the loss from the rental deposit.

10	This contract is made in duplicate, with each party holding one copy. After being signed and sealed by Party A and Party B, this contract shall come into force on the date of signing and sealing by both parties.

Enclosure:

Regulations against commercial bribery

Party A: Shanghai Ningsheng Enterprise Management Group Co., Ltd

Address: 20, Lane 599, Yunling East Road, Putuo District, Shanghai No. 2 floor

Party B: Van tilke (Shanghai) Investment Holding Co., Ltd

Address: Floor 2, No.20, Lane 599, Yunling East Road, Putuo District, Shanghai

In order to jointly stop commercial bribery and corruption, safeguard the common legal rights and interests of Party A and the units and individuals with interest relationship with Party A and the legitimate rights and interests of Party B during the period of cooperation with Party A, the following anti-commercial bribery and anti-corruption agreement has been reached through friendly negotiation between Party a and Party B, so that both parties can abide by it That’s ok:

l.	The commercial bribery referred to in this agreement refers to “in order to obtain the benefits of cooperation and cooperation with Party A, Party B or its staff give Party A’s employees, including but not limited to: money, kickbacks, material gifts, services, pornographic bribery, tourism and other forms of good points.”.

2.	Prohibition of commercial bribery: in addition to strictly abiding by the Anti Unfair Competition Law of the people’s Republic of China, the criminal law and other provisions concerning the prohibition of commercial bribery, Party A and Party B shall firmly refuse the gifts of commercial bribery, bribery and other improper commercial behaviors agreed in this agreement.

3.	Any employee or department of Party A shall not take advantage of his position to embezzle, steal, cheat or seek personal interests by other improper means, and shall not ask for or receive money, articles and gifts in any form from Party B in the name of Party A.

4.	Party B or Party B’s staff shall not, in the name of Party B or an individual, directly or indirectly give gifts, articles, securities or other disguised means to any employee or department of Party A, or violate the commercial bribery prohibition agreement. Otherwise, it shall be deemed as a breach of contract against Party a’s interests, and Party B shall bear the liability for breach of contract.

5,	the following are exceptions:

5.1	Basic business etiquette, small gifts with appropriate price, local specialties, etc;

5.2	Jiqian business reception etiquette, provide working meals, accommodation, transportation and other work convenience related to the performance of the contract.

6.	If Party B violates the provisions of this agreement, Party A has the right to stop all cooperation contract business with Party B, which is not considered as breach of contract, and take measures such as freezing all accounts payable to Party B in accordance with the law, and file corresponding arbitration to Shanghai Arbitration Commission for corresponding legal liabilities. At the same time, the Audit Department of Party A will make an internal announcement in Party A’s company The list of defaulting parties will not allow any business cooperation with Party A and its affiliated companies in any form for not less than five thousand years.

7.	regardless of whether the main contract signed by both parties is confirmed and protected by judicial or arbitration authorities, this Agreement shall exist independently, and shall still have judicial binding force on both parties within 5 years after the end of the legal effect of the main contract.

8	This agreement is made in two copies, one for each party, with the same legal effect.

Party A (seal)

Date: next (?)?
Party B (seal)

Date: mm / DD / yyyy